Exhibit 10.5

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

Dated May 5, 2021
GAVI ALLIANCE and NOVAVAX, INC.
ADVANCE PURCHASE AGREEMENT for purchase of Covid-19 vaccines

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222 Ref L-300770
97694998_9

Table of Contents
Contents    Page

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This Advance Purchase Commitment Agreement (the “Agreement”) is made as of May 5, 2021 (the “Effective Date”) by and between:
(1)Gavi Alliance, an independent non-profit foundation within the meaning of Articles 80 to 89 of the Swiss Civil Code with a registered office at Chemin du Pommier 40, 1218 Le Grand-Saconnex, Geneva, Switzerland (“Gavi”); and
(2)Novavax, Inc., an entity organized and doing business under the laws of Delaware, which maintains its headquarters at 21 Firstfield Road, Gaithersburg, MD 20878, U.S.A. (“Novavax”),
each a “Party” and, collectively, the “Parties”.
Whereas
(A)Gavi’s mission is to save lives and protect people’s health by increasing the equitable use of vaccines globally, in particular in lower income and lower-middle income countries, by providing support to eligible countries to introduce new and underutilized vaccines and strengthen health systems to enable better delivery of vaccines.
(B)Gavi, together with the Coalition for Epidemic Preparedness Innovations (“CEPI”) and the World Health Organization (the “WHO”) lead the vaccine pillar of the Access to COVID-19 Tools (ACT) Accelerator (the “ACT Accelerator”), a global collaboration of global health organisations created to accelerate the development, production and equitable access to new COVID-19 technologies.
(C)The ACT Accelerator’s vaccines pillar has created a Global COVID-19 Vaccine Facility (the “COVAX Facility”) through which countries can work together to share risk by accessing a wide portfolio of vaccine candidates.  The COVAX Facility is speeding up the search for effective vaccines for all countries and, at the same time, is supporting the building of manufacturing capabilities. By entering into various agreements that invest in vaccine production capacity across several candidates and secure their later supply, the COVAX Facility aims to ensure that two (2) billion doses can be distributed fairly in the places of greatest need, worldwide, by the end of 2021.
(D)Novavax proposes to manufacture and clinically evaluate a vaccine against SARS-CoV-2 for the prevention of COVID-19 that incorporates NVX-CoV2373, which will be labelled as a two-dose regimen (and which, for the avoidance of doubt, does not include the Covovax Vaccine) (the “Vaccine”).
(E)The Parties acknowledge that Novavax and SII (as defined below) have entered into a Supply and License Agreement (“SII License”) under which Novavax has licensed Novavax Intellectual Property Rights (as defined below) to SII and SII will thereafter produce the Vaccine, which SII intends to sell under SII's brand

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name ‘Covovax’ (any such vaccine produced by SII under such rights, the “Covovax Vaccine”). Gavi acknowledges that, consistent with equitable access principles and Novavax's obligations under its agreement with CEPI, Novavax licensed its proprietary technology to SII with no traditional upfront or milestone benefit to Novavax (but with Novavax sharing in some of the revenue made by SII from Covovax Vaccine sales) and further that SII is well-suited to provide primary sale and distribution of the Covovax Vaccine into LICs, LMICs and UMICs, including through the COVAX Facility.
(F)The Parties also acknowledge that Gavi has entered into the SII Procurement Prepayment Agreement (as defined below) which provides for purchase of Covovax Vaccines manufactured by SII (or its Affiliates) at a maximum price of $[***] per dose to be supplied to certain eligible countries. The Parties further acknowledge that an additional agreement is under discussion between Gavi and SII in relation to the procurement of additional doses of Covovax Vaccines (the “Covovax APA”). The Parties acknowledge that the total volume of Novavax Doses (as defined below) and Covovax Vaccine (to be provided pursuant to the SII Procurement Prepayment Agreement and the Covovax APA) is expected to equal the NVSN Cumulative Volume (as defined below).
(G)Novavax, CEPI and Gavi aim to collaborate to ensure a fair allocation and distribution of the Vaccine around the world.
(H)To this end, Novavax and CEPI entered into outbreak response funding agreements on 8 March 2020 and 11 May 2020 (each as amended from time to time and together, the “CEPI Funding Agreement”).
(I)The Parties acknowledge that Gavi will not enter into a supply agreement with Novavax for Vaccine, but rather, Gavi’s role will be limited to providing certainty to Novavax as to the demand for Vaccine and securing doses for the COVAX Participants (as defined below). The Parties further acknowledge that the terms relating to the supply of Vaccine will be agreed between Novavax and such COVAX Participants. Gavi has additionally indicated its willingness to use Commercially Reasonable Endeavours to facilitate the contracting process between Novavax and COVAX Participants and establish processes and conditions regarding terms of supply under the COVAX Facility, which may include streamlined regulatory, packaging, labelling, pharmacovigilance, distribution approaches and contracting timelines.
(J)Considering Gavi’s and Novavax’s desire to secure access to three hundred and fifty (350) million doses of the Vaccine for distribution to COVAX Participants through the mechanism designated by the ACT Accelerator, the Parties wish to enter into this Agreement for the procurement of the Vaccine by COVAX Participants.

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Now, therefore, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
1Definitions
“ACT Accelerator” has the meaning set forth in Recital (B);
“Additional Discretionary Doses” has the meaning set forth in Clause 4.3.2;
“Advance Payment Amount” has the meaning set forth in Clause 6.2.1;
“Advance Payment Credit” means an amount equal to the Advance Payment Amount divided by the total Novavax Doses, which shall be USD [***] per Novavax Dose unless notice is given by Gavi pursuant to Clause 2.2;
“Affiliate” means with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (i) the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (ii) to own more than 50 per cent of the outstanding voting securities or other ownership interest of such Person;
“Agency-Procuring Countries” means all Self-Financing Participants who choose to procure Vaccine via a Designated Procurement Agency;
“Allocation Framework” means the terms of the COVAX Facility and the WHO allocation framework allocating available supply capacities of a certain vaccine to COVAX Participants;
“AMC92” means the countries listed as such in Schedule 1;
“Availability Window” has the meaning set forth in Schedule 2;
“Backstop Supply” has the meaning set forth in Clause 4.4;
"Backstop Volume” means the NVSN Cumulative Volume less the Novavax Doses;
“Balancing Doses” has the meaning set forth in Clause 6.4.2;
“Balancing Payment” has the meaning set forth in Clause 6.4.2;
“Binding Purchase Order” has the meaning set forth in Clause 8.2.1;
“Business Day” means any day other than a Saturday or Sunday or a day which is a public holiday in Geneva, Switzerland or Maryland, USA;

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“Cancelled Doses” has the meaning set forth in Clause 7.2.4;
“CEPI Funding Agreement” has the meaning set forth in Recital (H);
“CFN” means, for the purposes of this Agreement, the following manufacturing facilities funded in whole or part by CEPI under the CEPI Funding Agreement in which CFN Drug Substance is made: [***];
“CFN Drug Substance” means any drug substance manufactured using the CFN;
“CFN Vaccine” means any Vaccine that contains CFN Drug Substance;
“Coercive Practice” means impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party;
“Collusive Practice” means an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party;
“Commercially Reasonable Endeavours” means [***];
“Confidential Information” means any and all (i) information or material, including any documents, notes, analyses, studies, financial summaries, samples, drawings, diagrams, designs, flowcharts, databases, models and plans, that at any time on or after or prior to the Effective Date has been or is provided or communicated by or on behalf of one Party (such Party in such capacity, the “Disclosing Party”) or any of its Representatives to the other Party (such Party in such capacity, the “Receiving Party”) or any of its Representatives in connection with this Agreement, including any discussions or negotiations with respect thereto and any data, ideas, concepts or techniques contained therein and (ii) modifications thereof or derivations therefrom, including documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Representatives that contain, incorporate or are derived from the Disclosing Party’s Confidential Information, in each case, to the extent containing any information or material described in sub-section (i) above. Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented;
“Consultation Period” has the meaning set forth in Clause 13.2.3(i);
“Corrupt Practice” means the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party;
“COVAX Buyers” means Designated Procurement Agencies (acting on behalf of AMC92 and Agency-Procuring Countries) and Self-Procuring Countries, and a

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“COVAX Buyer” means any one of such Designated Procurement Agencies or Self-Procuring Countries;
“COVAX Doses” means the Novavax Doses and any additional doses provided as part of Backstop Supply;
“COVAX Facility” has the meaning set forth in Recital (C);
“COVAX Participant Price” means an amount equal to the applicable Purchase Price (including where reduced pursuant to Clause 6.5) less the Advance Payment Credit, as credited towards the Purchase Price pursuant to Clause 6.2;
“COVAX Participant Tiers” means each of the tiers relating to Tier 1 COVAX Participants, Tier 2 COVAX Participants, and Tier 3 COVAX Participants;
“COVAX Participants” means AMC92 and Self-Financing Participants;
"COVAX Partners" means CEPI, Gavi and the WHO;
“COVAX Procurement Coordinator” means the entity appointed by Gavi (currently, UNICEF) to facilitate the establishment of procurement arrangements between manufacturers, with whom the COVAX Facility has entered into advance purchase commitment agreements, and COVAX Buyers;
“Covovax APA” has the meaning set forth in Recital (F);
“Covovax Schedule” means the delivery schedule set out in Schedule 8;
"Covovax Scheduled Doses” means the doses of Covovax Vaccine scheduled to be delivered in accordance with the Covovax Schedule;
“Covovax Vaccine” has the meaning set forth in Recital (E);
“Delivery Period” means from the date of this Agreement until the end of Q2 of 2022;
“Designated Procurement Agency” means any procurement agency designated by Gavi and notified to Novavax as an agency acting on Gavi’s behalf when procuring COVAX Doses under this Agreement. Designated Procurement Agencies may include UNICEF, PAHO, or any procurement agency as designated by Gavi;
“Disclosing Party” has the meaning set forth in the definition of Confidential Information;
"Early Supply Period” means the period from the date of this Agreement until the last day of the month when each of the following events has occurred:
(a)    the Covovax Vaccine receives Emergency Use Listing by the WHO or WHO Prequalification;

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(b)    the Minimum Level Doses have been delivered to Gavi (or one or more relevant COVAX Buyers) by Novavax pursuant to this Agreement; and
(c)    SII has delivered in [***], such period starting no earlier than [***], no less than [***] of the Covovax Scheduled Doses for such month in accordance with the Covovax Schedule;
“Effective Date” has the meaning set forth in the Preamble;
“Emergency Use Authorisation” means a risk-based procedure developed by a Stringent Regulatory Authority to approve the use of a vaccine under development for use during a public health emergency;
“Emergency Use Listing” means a risk-based procedure developed by the WHO for assessing and listing candidate in vitro diagnostics, therapeutics and vaccines for use during public health emergencies;
“Excess Leakage” means any CFN Vaccine Novavax delivers to Novavax Buyers in excess of:
(a)     [***] ([***]) during the Early Supply Period; and
(b)     [***] ([***]) (and as adjusted pursuant to Clause 4.3) during the Novavax Routine Supply Period. For avoidance of doubt, Additional Discretionary Doses sold pursuant to Clause 4.3.2 shall not count toward Excess Leakage;
“Expert” means a person having appropriate qualifications and practical experience to resolve a particular dispute arising between the Parties under this Agreement, appointed in accordance with Clause 14.2;
“Expiry” means the end of the Term of this Agreement;
“Expiring CFN Vaccine” means any doses of CFN Vaccine which, at any point in time, have an expiry date of [***] or less. Expiring CFN Vaccine shall not constitute Novavax Doses (unless otherwise agreed in writing and in advance by the Parties);
“Firm Order Commitment” has the meaning set forth in Clause 2.1;
“Force Majeure Event” has the meaning set forth in Clause 15.1;
“Fraudulent Practice” means any act or omission, including a misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation;
“Funds” has the meaning set forth in Clause 9.5;
“Gavi” has the meaning set forth in the Preamble;
“HIC” means the countries listed as such in Schedule 1;

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“Humanitarian Buyer” means any non-governmental organisation (or such other persons [***]) which procures COVAX Doses on behalf of refugees, asylum seekers or other vulnerable populations or missed communities;
“[***]” has the meaning set forth in Clause 14.1;
“[***]” has the meaning set forth in Clause 14.1;
“Indirect Taxes” means value added, sales, consumption, goods and services taxes or other similar taxes including, for the avoidance of doubt: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) applied in any Member State of the European Union; and (b) any other value added, goods and services, or similar turnover, sales or purchase tax or duty levied by any other jurisdiction whether central, regional or local;
“Intellectual Property Rights” means trade marks, service marks, rights in trade names, business names, logos and get-up and any goodwill attaching to the same, patents, rights in inventions, design rights, copyrights (including copyrights in software), database rights, rights in domain names and URLs, rights in Know-how, and all other similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;
“Interim Delivery Schedule” means the supply plan set out in Schedule 2;
[***]
“Know-how” means industrial and commercial information and techniques, in each case, in any form and which is not in the public domain, and including instruction, operational and training manuals, reports, drawings, tables of operating conditions, market forecasts, and lists and particulars of customers and suppliers;
“[***]”, “[***]” and “[***]” each have the meaning set forth in Clause 6.5;
“Marketing Authorisation Approval” means, in relation to the Vaccine and a country, an approval (excluding any emergency use approvals or any equivalent in any country) granted by such country’s regulatory authority to offer for sale and to sell the Vaccine in that country;
“Minimum Level Doses” means [***] ([***]) of the initial [***] ([***]) doses of CFN Vaccine delivered by Novavax;
“Misappropriation” means the use of Gavi financing or resources for an improper or unauthorized purpose, committed either intentionally or through reckless disregard;
“Misuse of Funds” has the meaning set forth in Clause 9.5;

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"[***] Indemnity” has the meaning set forth in Clause 12.3.1;
“Novavax” has the meaning set forth in the Preamble;
“Novavax Buyer” means any country (or purchasing entity that represents multiple countries) that has executed a written agreement with Novavax to purchase CFN Vaccine outside of the COVAX Facility;
“Novavax Doses” means three hundred and fifty (350) million doses of CFN Vaccine as adjusted pursuant to Clause 2.2 (as applicable);
“Novavax Routine Supply Period” means the period from the expiry of the Early Supply Period to the expiry of the Term (or Termination, if earlier);
“NVSN Cumulative Volume” means the cumulative volume of one billion and ninety-two million (1,092,000,000) doses of Novavax Doses and Covovax Vaccine to be supplied by Novavax and SII respectively;
“Obstructive Practice” means: (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making false statements to investigators in order to materially impede Gavi’s investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice; and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation; or (ii) acts intended to materially impede the exercise of Gavi’s contractual rights of audit or access to information;
“PAHO” means the Pan American Health Organization, the specialized international health agency for the Americas, in its capacity as Designated Procurement Agency for Gavi;
“Party” or “Parties” has the meaning set forth in the Preamble;
“Permitted Variance” has the meaning set forth in Clause 7.2.1;
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government;
[***]
“Prohibited Practice” has the meaning set forth in Clause 9.5;
“Purchase Condition” means the Vaccine having received one of the following: (i) Regulatory Approval; (ii) Emergency Use Listing by the WHO; or (iii) where reasonably agreed to by Gavi, Emergency Use Authorisation;

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“Purchase Price” has the meaning set forth in Clause 6.1.1;
“[***] Notification” has the meaning set forth in Clause 4.3.1;
“Receiving Party” has the meaning set forth in the definition of Confidential Information;
“Regulatory Approval” means:
(a)Marketing Authorisation Approval from a Stringent Regulatory Authority; or
(b)WHO Prequalification;
"Regulatory Submission Plan" means the plan prepared and submitted by Novavax that will include timelines of required clinical and regulatory submission activities to facilitate approval of the Vaccine by the WHO for Emergency Use Listing and for Emergency Use Authorisation and Regulatory Approval;
"Remaining Doses” has the meaning set forth in Clause 6.4.1;
“Remedial Plan” has the meaning set forth in Clause 7.2.2;
“Representatives” means, with respect to any Party, such Party’s attorneys, accountants and other experts and advisers that are not Affiliates;
“[***]” has the meaning set forth in Clause 4.3;
“Safety Notice” has the meaning set forth in Clause 13.2.3;
“Self-Financing Participants” means all participants in the COVAX Facility who have signed a commitment agreement with Gavi and are financing their own purchase of Vaccine. For clarity, this excludes the AMC92;
“Self-Procuring Countries” means countries which choose to procure Vaccine by entering into a Supply Agreement directly with Novavax;
“SII” means Serum Institute of India Private Ltd., an entity organized and doing business under the laws of India, which maintains its headquarters at 212/2, Soli Poonawalla Rd, JJC Colony, Suryalok Nagari, Hadapsar, Pune, Maharashtra 411028, India;
“SII Procurement Prepayment Agreement” means the agreement for the manufacture and sale of a COVID-19 vaccine entered into between Gavi and SII dated [***] (and as further amended from time to time);
“Solvency-Related Event” means any action, legal proceeding or other procedure or step that is taken in relation to any of the following events or any of the following events occurring with respect to one Party: (i) a suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, termination of

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existence, insolvent liquidation, administration, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), bankruptcy, insolvency, judicial management or curatorship; (ii) a settlement, deferred payment, debt restructuring, transfer, restructuring, composition, compromise, assignment or similar arrangement of the relevant Party with any of its creditors; (iii) the appointment of a liquidator, trustee, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the relevant Party or any of its assets; or (iv) any analogous procedure or step that is taken by any governmental authority (excluding any bona fide procedure relating to a solvent liquidation, merger or transformation);
"[***] Indemnity” has the meaning set forth in Clause 12.3.1;
“Stop Criterion” means the occurrence of an adverse safety signal in any population in which the Vaccine is being or has been tested that a Party, in good faith and in accordance with such Party’s medical safety evaluation, believes gives rise to a material risk that the safety profile of Vaccine is not suitable for Regulatory Approval;
“Stringent Regulatory Authority” means a stringent regulatory authority (as defined by reference to the WHO’s list of stringent regulatory authorities, as updated from time to time);
“Supply Agreement” has the meaning set forth in Clause 8.1.1;
“Supply Failure” means the occurrence of any of the following:
(a)Novavax fails to deliver Vaccine to a COVAX Buyer in accordance with the terms of the relevant Supply Agreement;
(b)Novavax stops accepting Binding Purchase Orders from COVAX Buyers; or
(c)a COVAX Buyer terminates its Supply Agreement with Novavax other than for reasons of convenience, a Force Majeure Event or force majeure as it may otherwise be defined in any Supply Agreement;
“Term” has the meaning set forth in Clause 13.1;
“Terminating Party” has the meaning set forth in Clause 13.2.1;
“Termination” means a termination of this Agreement by either Party exercising a termination right pursuant to Clause 13.2;
“Termination Effective Date” means the date of Expiry of this Agreement or the date on which a Termination takes effect;
“Tier 1 COVAX Participant” means a COVAX Participant that is a HIC;

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“Tier 1 Purchase Price” means the Purchase Price per dose of Novavax Doses (in USD) for a Tier 1 COVAX Participant, as set out in Schedule 3;
“Tier 2 COVAX Participant” means a COVAX Participant that is a UMIC;
“Tier 2 Purchase Price” means the Purchase Price per dose of Novavax Doses (in USD) for a Tier 2 COVAX Participant, as set out in Schedule 3;
“Tier 3 COVAX Participant” means an AMC92 COVAX Participant;
“Tier 3 Purchase Price” means the Purchase Price per dose of Novavax Doses (in USD) for a Tier 3 COVAX Participant, as set out in Schedule 3;
“UMIC” means the countries listed as such in Schedule 1;
“UNICEF” means the United Nations Children’s Fund, in its capacity as Designated Procurement Agency for Gavi;
“Vaccine” has the meaning set forth in Recital (D);
“Vaccine Condition” means the Vaccine being suitable for administration to all persons over the age of 18;
“Variant Vaccine” has the meaning set forth in Clause 3.1;
“Wasted” means Novavax Doses which have a remaining shelf life of less than [***] at the time when the Vaccine is made available and ready for delivery pursuant to this Agreement;
“WHO” has the meaning set forth in the Recitals; and
“WHO Prequalification” means listing of the Vaccine on the list of prequalified medicines maintained by the WHO.
2Gavi Advance Purchase Commitment
2.1Subject to Clause 2.2 and satisfaction of the Purchase Condition (unless such satisfaction is waived by Gavi in its sole discretion), Gavi agrees to procure the purchase of the Novavax Doses by COVAX Buyers from Novavax for the COVAX Participant Price (the “Firm Order Commitment”).
2.2In the event that the Vaccine Condition is not satisfied, the Parties acknowledge and agree that Gavi may, in its [***] discretion, reduce the Novavax Doses by such number of doses as it deems appropriate (in Gavi’s [***] opinion) to reflect any

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reduction in projected demand of the Vaccine. Gavi shall notify Novavax of any such reduction no later than [***] after satisfaction of the Purchase Condition.
3Vaccine Variation
3.1The Parties acknowledge that Novavax has initiated development of new constructs against the emerging variants of SARS-CoV-2. In the event that Novavax proposes to manufacture a modified or booster version of the Vaccine, or a different vaccine against Covid-19, in order to increase effectiveness against variants of SARS-CoV-2 (in each case referred to as a “Variant Vaccine”), Novavax shall [***] notify Gavi. [***].
1.2At any time during the Term of this Agreement, Gavi may provide written notice and the Parties will thereafter conduct good faith discussions to execute an addendum to the Agreement related to substitution of doses of Vaccine for doses of Variant Vaccine, which addendum shall reflect factors such as the Variant Vaccine cost, timing and supply amount.
4Novavax Supply
4.1During the Early Supply Period, Novavax shall deliver at least [***] ([***) (measured [***]) of all CFN Vaccine to the COVAX Buyers, and in accordance with the Interim Delivery Schedule, at the relevant COVAX Participant Price; and in so doing, give first priority to supplying such COVAX Doses (in relation to prioritising delivery timescales, provision of information and other supply terms). During the Early Supply Period, Novavax shall be entitled to deliver up to [***] ([***)) (measured [***)) of all CFN Vaccine to any Novavax Buyer as it sees fit in its sole discretion.
4.2During the Novavax Routine Supply Period (and subject to Clause 4.3) Novavax shall continue to deliver at least [***] ([***]) (measured [***]) of all CFN Vaccine to the COVAX Buyers, and in accordance with the Interim Delivery Schedule, at the COVAX Participant Price; and in so doing, give first priority to supplying such COVAX Doses (in relation to prioritising delivery timescales, provision of information and other supply terms). During the Novavax Routine Supply Period, Novavax shall be entitled to deliver up to [***] ([***]) (measured [***]) of all CFN Vaccine to any Novavax Buyer as it sees fit in its sole discretion.
4.3The Parties acknowledge and agree that COVAX Doses delivered pursuant to this Agreement shall be deployed across each of the COVAX Participant Tiers as allocated by Gavi in its sole discretion pursuant to Clause 5. Notwithstanding the previous, Gavi will use Commercially Reasonable Endeavours during the Novavax Routine Supply Period to allocate no more than [***] ([***]) (measured [***) of such COVAX Doses to [***]. The Parties agree that:

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4.3.1Gavi will use Commercially Reasonable Endeavours to notify Novavax of its allocations:
(i)in relation to deliveries which take place during the first [***] of delivery by Novavax, promptly upon receiving the outcome of the allocation pursuant to the Allocation Framework; and
(ii)in relation to all ongoing deliveries, [***] in advance of the initiation of each [***],
(each, a “[***] Notification”). References to “[***]” in this Clause 4.3.1, may not align to a calendar [***] (i.e., a [***] will be a period of [***]).
4.3.2In the event that the allocations of COVAX Doses to [***] notified to Novavax in a [***] Notification are expected to exceed the [***] (such excess COVAX Doses, the “Additional Discretionary Doses”), Novavax shall be entitled to notify Gavi within [***] of the applicable [***] Notification that it intends to sell a specified quantity of the Additional Discretionary Doses to a Novavax Buyer, in which case such specified quantity of Doses shall not constitute Novavax Doses.
4.3.3Notwithstanding the [***], any quantity of Additional Discretionary Doses that are not covered by the notification provided by Novavax pursuant to Clause 4.3.2 above may be deployed by Gavi across any of the COVAX Participant Tiers in its sole discretion and if ordered and so deployed shall constitute Novavax Doses.
4.4Where Gavi or SII notifies Novavax in writing that SII is unable to, or is unlikely to be able to, deliver the volume of Covovax Scheduled Doses set out in the Covovax Schedule by an amount in excess of [***], Novavax shall, at Gavi’s request, notwithstanding the provisions of this Clause 4, use [***] to deliver all doses of CFN Vaccine at the applicable Purchase Price, up to the same amount by which Gavi or SII has notified Novavax that SII is unable to, or unlikely to be able to, supply (such doses the “Backstop Supply”), provided that:
4.4.1Novavax will not be expected to redirect any CFN Vaccine that has been packed and labelled in a manner which is unsuitable for the COVAX Participants;
4.4.2Backstop Supply shall not include CFN Vaccine for which notice has been provided to the recipient Novavax Buyer that shipment of such CFN Vaccine has been initiated and such shipment must be delivered at that particular time pursuant to a binding legal obligation; and
4.4.3Backstop Supply shall not exceed the Backstop Volume.

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4.5Absent action pursuant to the USA Defense Protection Act or equivalent regional laws or regulations applicable to the CFN Vaccine, Novavax shall not attempt to circumvent or take any steps to prejudice the priority of the COVAX Facility.
4.6Without prejudice to any other provision of this Agreement, if the above is insufficient to deliver the COVAX Doses, Novavax shall use [***] to deliver for the COVAX Facility other doses of Vaccine (not COVAX Doses) aligned to its non-US production capacity and taking into account any Novavax Buyers and business priorities.
4.7In order to avoid expiration of CFN Vaccine before it can otherwise be delivered and effectively administered, Gavi and Novavax agree to discuss, on a [***] basis (or such other frequency as the Parties may agree), stock and production levels and expiry/shelf-life management of the CFN Vaccine. Provided always that Novavax is meeting its obligations under Clause 7, Gavi and Novavax further agree:
4.7.1prior to Emergency Use Listing being granted by the WHO, to discuss in good faith appropriate allocation and delivery of any CFN Vaccines with an expiry date/shelf life of [***] or less; and
4.7.2subsequent to Emergency Use Listing being granted by the WHO:
(i)to discuss in good faith appropriate allocation and delivery of any CFN Vaccines with an expiry date/shelf life of [***] or less; and
(ii)upon reasonable prior written notice to Gavi and in the absence of a contrary Gavi written request received within [***] of Gavi’s receipt of such notice, Novavax shall be permitted to deliver Expiring CFN Vaccine to a Novavax Buyer or other third party.
4.8Within [***] of the first day of each [***], Novavax shall provide Gavi with a [***] report detailing its [***] CFN Vaccine production and the total amount of CFN Vaccine it has delivered or otherwise made available to COVAX Buyers and Novavax Buyers in the previous [***].
5Allocation of COVAX Doses
5.1Gavi may allocate COVAX Doses to any COVAX Participant. Decisions as to how the COVAX Doses are allocated between COVAX Participants shall be made in accordance with the terms of the COVAX Facility and the Allocation Framework and in accordance with Clause 4.3. Novavax shall deliver Vaccine to each COVAX Buyer pursuant to the relevant Supply Agreement.
5.2Gavi may, in addition to allocating COVAX Doses to COVAX Participants, allocate COVAX Doses to Humanitarian Buyers. Decisions on how such allocations are made shall be made solely by Gavi, it being understood that supply to any Humanitarian Buyer is subject to Novavax’s consent, such consent [***].

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Novavax shall consider requests to supply COVAX Doses to Humanitarian Buyers in good faith, taking into account factors including: [***].
5.3The Parties shall meet once every [***] (or such other frequency as agreed by the Parties) to review past allocations and expected allocations by Gavi of COVAX Doses to any COVAX Participant.
6Purchase Price and Balancing Payment
6.1Purchase Price
6.1.1The Parties agree on a purchase price for the COVAX Doses as set out in Schedule 3 (“Purchase Price”).
6.1.2The Purchase Price shall be [***] of the cost of packaging and delivering such COVAX Doses to the locations set out at Clause 7.2.6 (including the costs of any QA testing required by local import requirements).
6.1.3For the avoidance of doubt, the Parties acknowledge and agree that because Novavax will be providing Backstop Supply to COVAX Buyers in its own capacity and not on behalf of SII, COVAX Buyers shall pay the Purchase Price in respect of the Backstop Supply to Novavax upon delivery of Backstop Supply pursuant to Clause 4.4, in accordance with the terms of the relevant Supply Agreement.
6.2Advance Payment Amount
6.2.1In return for the commitment to supply eligible COVAX Participants with the Firm Order Commitment, Gavi shall pay to Novavax:
(i)USD [***] within [***] of (a) execution of this Agreement, or (b) receipt of the Regulatory Submission Plan, whichever occurs later; and
(ii)USD [***] within [***] of the Vaccine having received Emergency Use Listing by the WHO, together, the “Advance Payment Amount”.
6.2.2The Advance Payment Amount is calculated as an amount equal to USD [***] for each Novavax Dose (as at the date of this Agreement). Novavax shall reduce the applicable Purchase Price to be paid by a COVAX Buyer in respect of each Novavax Dose by an amount equal to the Advance Payment Credit.
6.2.3The COVAX Participant Price is to be paid by COVAX Buyers to Novavax upon delivery of such Novavax Doses, in accordance with the terms of the relevant Supply Agreement.

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6.3Refund of Advance Payment Amount
Subject to Clause 13.3.1, the Advance Payment Amount is non-refundable and is a non-transferable prepayment towards the Purchase Price for the Firm Order Commitment.
6.4Balancing Payment
6.4.1Gavi shall be entitled to give notice to Novavax at any time that the Novavax Doses (or any part thereof) are not required for allocation under the COVAX Facility (such excess volume of Vaccine, which shall not include the Cancelled Doses, the “Remaining Doses”). On receipt of such notification Novavax shall use Commercially Reasonable Endeavours to sell the Remaining Doses outside of the COVAX Facility.
6.4.2If Novavax has been unable to sell all of the Remaining Doses, despite using Commercially Reasonable Endeavours to do so, and such Remaining Doses become Wasted, Novavax shall inform Gavi of the number of such Wasted Remaining Doses (the “Balancing Doses”) and Gavi shall pay to Novavax a balancing payment to be calculated according to Clause 6.4.3 (the “Balancing Payment”).
6.4.3Subject to Clause 6.4.4, the Balancing Payment shall be calculated according to the following formula:

[***]
where:
(i)[***]
(ii)[***]
(iii)[***]
(iv)[***]
6.4.4Provided the applicable portion of the Advanced Payment Amount has been received by Novavax pursuant to Clause 6.2, the sum of all Balancing Payments paid and payable shall not exceed:
(i)USD [***]; or
(ii)from date the Vaccine receives Emergency Use Listing by the WHO, USD [***],
(the “Balancing Payment Cap”). If the aggregate sum of any Balancing Payments paid and payable would exceed the Balancing Payment Cap, the

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amount of any payable Balancing Payment shall be reduced such that the Balancing Payment Cap is not exceeded.
6.5[***]
[***]:
6.5.1[***]
6.5.2[***]
6.5.3[***]
[***].
6.6Indirect Tax
6.6.1Notwithstanding anything to the contrary contained in this Agreement, the following shall apply with respect to Indirect Taxes. All payments are stated exclusive of Indirect Taxes and Indirect Tax will be added to any payments where applicable. If any Indirect Taxes are chargeable in respect of any payments, then the paying Party shall pay such Indirect Taxes at the applicable rate in respect of any such payments following the receipt, where applicable, of an Indirect Taxes invoice issued in the appropriate form by the receiving Party in respect of those payments, such Indirect Taxes to be payable on the due date of the payment of the payments to which such Indirect Taxes relate. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with applicable Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form or if either Party believes that the Indirect Taxes may not be applicable, the Parties shall cooperate to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.
6.6.2The Parties shall use Commercially Reasonable Endeavours to cooperate on Indirect Tax matters to be able to comply with local applicable Indirect Tax law and to allow the relevant Party to recover any applicable Indirect Tax where permissible according to local applicable Indirect Tax law, including but not limited to, providing documentation required by any taxing authority and promptly provide Indirect Tax registration numbers in the relevant jurisdictions where applicable.
6.7Payments
Gavi shall make all payments due to Novavax under this Agreement into the following bank account:
[***]

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7Novavax Commitments
7.1Regulatory Approval
7.1.1Novavax shall deliver to Gavi the Regulatory Submission Plan on or before [***], which shall include a timeline for submission for approval of the Vaccine by the WHO for Emergency Use Listing, and for Regulatory Approval.
7.1.2Novavax shall:
(i)use best endeavours to obtain Emergency Use Authorisation and Emergency Use Listing for the Vaccine by no later than [***] after the expected date set out in the Regulatory Submission Plan, and in any event by no later than [***] after submission for WHO assessment through the Emergency Use Listing or WHO Prequalification procedure; and shall ensure WHO submission is no later than the time of submission to the Stringent Regulatory Authority which is appointed to be the National Regulatory Authority of Record; and
(ii)use Commercially Reasonable Endeavours to obtain Regulatory Approval for the Vaccine, by no later than [***] after the expected date set out in the Regulatory Submission Plan.
7.1.3Novavax shall use Commercially Reasonable Endeavours to obtain such regulatory approvals as are required to enable the Vaccine to be used in each COVAX Participant country where allocated COVAX Doses are intended to be sold pursuant to this Agreement, taking into account cost, complexity of obtaining approval in such COVAX Participant country and the benefit of such regulatory approval.
7.1.4Where Novavax receives Emergency Use Authorisation for the Vaccine, but the Vaccine has not yet been granted Regulatory Approval, Novavax shall meet any requirements attached to the Emergency Use Authorisation.
7.1.5Gavi recognizes the resource requirements for potentially complex regulatory processes and will [***], through outreach within the COVAX Facility and its partnerships in efforts to promote the use by COVAX Participant countries of either Emergency Use Listing and/or WHO Prequalification (including to the COVAX Partners). However, Novavax recognizes that Gavi cannot compel any regulatory authority to take any particular actions.
7.2Delivery, Variance, Short Supply

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7.2.1Novavax shall make available the COVAX Doses pursuant to the order and supply process set forth in Clause 8 and Novavax shall use its Commercially Reasonable Endeavours to meet the [***] timelines set out in the Interim Delivery Schedule in relation to the Firm Order Commitment. Gavi hereby acknowledges and agrees that [***] the quantity of Vaccine actually delivered to each COVAX Buyer each [***] may vary by plus/minus [***] of the aggregate amount specified in the Supply Agreement of such COVAX Buyer provided such variance is not caused by any Excess Leakage (“Permitted Variance”).
7.2.2If Novavax reasonably believes that it will not be able to supply a COVAX Buyer with quantities of Vaccine in accordance with this Agreement or the relevant Supply Agreement, taking into account the Permitted Variance, then Novavax shall notify Gavi and the COVAX Buyer in writing of such circumstances [***], including the underlying reasons for such shortage, the date such inability is expected to end and Novavax’s remedial plan to enable the Vaccine to be supplied to such COVAX Buyer in accordance with this Agreement (and the relevant Supply Agreement), which plan must reasonably be expected to resolve such short supply (the “Remedial Plan”). For the avoidance of doubt, the Parties acknowledge and agree that a Permitted Variance and any action to be taken pursuant to a Remedial Plan shall be without prejudice to Novavax’s obligations under Clauses 4.1 and 4.2 (as applicable) to deliver the relevant proportion of CFN Vaccine to COVAX Buyers. Novavax shall in good faith take into account any reasonable changes to the Remedial Plan proposed by Gavi and/or the COVAX Buyer.
7.2.3If the actions outlined in the Remedial Plan:
(i)resolve the issue causing such failure to supply to a COVAX Buyer within [***] of the exceeded variance giving rise to the Remedial Plan and Novavax delivers the amount of Vaccine contemplated by the delivery schedule in the Supply Agreement during such period, the COVAX Buyer’s purchase obligations shall remain unchanged;
(ii)resolve the issue causing such failure to supply to a COVAX Buyer within [***] of the exceeded variance giving rise to the Remedial Plan, but Novavax does not deliver the amount of Vaccine contemplated by the delivery schedule in the Supply Agreement for such period, the COVAX Buyer may, upon written notice to Novavax, cancel delivery of the COVAX Doses that were scheduled for delivery during the duration of the supply failure that were not delivered; or

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(iii)do not resolve the issue causing failure to supply to a COVAX Buyer within [***] of the exceeded variance giving rise to the Remedial Plan, the relevant COVAX Buyer(s) may upon written notice to Novavax cancel delivery of all undelivered Vaccine units (past due deliveries and future deliveries) or terminate the Supply Agreement (or both).
7.2.4If a COVAX Buyer elects to cancel past due and/or future deliveries of Vaccine and/or terminate the Supply Agreement pursuant to Clause 7.2.3, such COVAX Buyer shall be relieved of its obligation to pay the COVAX Participant Price for such undelivered Vaccine units and Novavax shall be relieved of its obligation to deliver such Vaccine units (the “Cancelled Doses”). For the avoidance of doubt, the Parties acknowledge and agree that Gavi’s obligation to procure the purchase of the Novavax Doses pursuant to this Agreement shall be satisfied notwithstanding any cancellation pursuant to Clause 7.2.3.
7.2.5The Parties intend that the delivery of Vaccine shall be completed during the Delivery Period. To this end, Novavax shall:
(i)adhere to underlying principles of regulatory harmonisation (in relation to its obligations in Clause 7.1) and streamlined logistics requirements, including packaging, labelling, and post-marketing requirements across the COVAX Participants; and
(ii)inform Gavi and the COVAX Procurement Coordinator immediately, but in no event later than [***], after it becomes aware of any circumstances indicating a material deviation from the timelines outlined in Clause 7.2.1 and/or the Interim Delivery Schedule.
7.2.6Novavax shall, at [***] cost, deliver the doses ordered by the COVAX Buyer to a central distribution hub specified in the Supply Agreement, from which the Designated Procurement Agency or COVAX Participant will ensure themselves the further delivery to the sites of use of the Vaccine, in accordance with any procedure set out in the relevant Supply Agreement.
8Order and Supply of COVAX Doses
8.1Agreements with COVAX Buyers
8.1.1The Parties agree that the terms and conditions of the order, purchase, supply, delivery and payment process for Vaccine shall be regulated in procurement agreements between Novavax and each COVAX Buyer (each a “Supply Agreement”). Novavax acknowledges that each Self-Financing Participant may choose to either purchase Vaccine directly from Novavax or

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through a Designated Procurement Agency. The Parties acknowledge that a Supply Agreement may itself constitute a Binding Purchase Order where that constitutes a firm order for COVAX Doses to which the COVAX Buyer and Novavax are contractually bound, or that a further purchase order may need to be placed under the terms of a Supply Agreement to constitute a Binding Purchase Order.
8.1.2Novavax shall use [***] to enter into a Supply Agreement with each Designated Procurement Agency, and [***] to enter into a Supply Agreement with all other COVAX Buyer(s) as soon as [***] to enable Vaccines to be delivered in accordance with the Interim Delivery Schedule. Novavax shall regularly update Gavi on the progress it has made in concluding Supply Agreements with COVAX Buyers.
8.1.3Novavax shall, at the option of the COVAX Buyer, irrevocably offer to provide the Vaccine on terms which include the key terms set out in Schedule 4, or on the basis of supply terms previously agreed for the supply of the Vaccine between Novavax and the COVAX Buyer.
8.1.4Where a COVAX Buyer has entered into a bilateral arrangement with Novavax, Novavax shall, at the COVAX Buyer’s option, provide to such COVAX Buyer the Vaccine it has been allocated pursuant to the COVAX Facility on the terms of such bilateral arrangement, subject to amendment for number of doses of the Vaccine, purchase price, and delivery schedule.
8.1.5To facilitate the proper administration of the WHO no-fault compensation scheme, Novavax agrees that it shall not supply Vaccine to any AMC92 COVAX Participant which has the same batch number as Vaccine delivered to the same COVAX Participant pursuant to an alternate purchase arrangement with Novavax outside of the COVAX Facility.
8.2Fulfilment of Gavi Obligations
8.2.1The process by which a COVAX Buyer shall be entitled to issue orders for the COVAX Doses to which it and Novavax are contractually bound (each a “Binding Purchase Order”) shall be set out in the Supply Agreements between Novavax and each COVAX Buyer.
8.2.2Gavi’s obligation to procure the purchase of the Novavax Doses pursuant to Clause 2.1 shall be gradually reduced with each Binding Purchase Order made by a COVAX Buyer, and shall be satisfied in full once Binding Purchase Orders are placed for all Novavax Doses.
8.2.3Upon request by the respective COVAX Buyer or the COVAX Procurement Coordinator, Novavax shall sign a commitment satisfaction certificate (or other similar document confirming the placement of a Binding Purchase

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Order) provided to it by the respective COVAX Buyer or the COVAX Procurement Coordinator for each Binding Purchase Order providing conclusive evidence of the further (gradual) fulfilment of Gavi’s obligation to procure the purchase of the Novavax Doses.
9Provision of Information
9.1Novavax shall provide Gavi on an on-going basis as reasonably requested by Gavi with information in relation to [***].
9.2Novavax shall notify Gavi promptly when [***].
9.3Novavax shall promptly provide to Gavi all information reasonably required for the effective operation of the WHO no-fault compensation scheme. Novavax acknowledges that Gavi may share such information with the WHO for the purposes of the operation of the WHO no-fault compensation scheme.
9.4Novavax shall provide to the COVAX Procurement Coordinator all of the information set out in Schedule 5 in accordance with the terms of that Schedule.
9.5Novavax shall inform Gavi upon becoming aware of any credible suspicions of any Misappropriation, Fraudulent Practice, Corrupt Practice, Coercive Practice, Collusive Practice or Obstructive Practice (each, a “Prohibited Practice”). Further, if Gavi has reason to suspect that any payments made under this Agreement or any agreements contemplated as part of this Agreement (the “Funds”) have been used for purposes other than the development, manufacture and making available of the Vaccine, whether due to (i) non-compliance with the terms and conditions of the relevant agreement or (ii) Novavax’s engagement in a Prohibited Practice (each a “Misuse of Funds”), Gavi may, where permitted by law, inform Novavax. In the event of a Misuse of Funds or Novavax’s engagement in a Prohibited Practice, the Parties will consult in good faith with a view to agreeing upon a satisfactory resolution of the matter. If, following such consultation, no resolution is agreed by the Parties, Gavi may undertake an investigation (on its own behalf, or in conjunction with a third party), appoint an independent third party to investigate, or refer the matter to the appropriate authorities. If, following the completion of any investigation, Gavi determines that Novavax has engaged in the Misuse of Funds or a Prohibited Practice, Gavi may suspend all or part of its Funds. If Gavi notifies Novavax of its concern that Novavax has engaged in the Misuse of Funds or a Prohibited Practice, Novavax shall cooperate in good faith with Gavi and its representatives in determining whether such a violation has occurred and shall respond promptly and in reasonable detail to any such notice from Gavi and shall furnish documentary support for such response upon Gavi’s request.

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10Audit
10.1Upon advance written notice and during normal business hours, Novavax shall permit Gavi, and/or its designated representatives, which shall be an internationally recognised accounting firm or an international financial institution (an “Auditor”), to audit Novavax and its Affiliates:
10.1.1from time to time (but in any case no more than [***]) to confirm Novavax’s compliance with this Agreement; and
10.1.2[***].
10.2Novavax shall ensure it provides all reasonable assistance to, and co-operates with, audits pursuant to Clause 10.1. Novavax shall, and shall procure its Affiliates shall, provide any Auditor with access to its premises, personnel, books, and records of any other relevant information. An Auditor shall not be entitled to access information over which Novavax can assert legal professional privilege. Any Confidential Information an Auditor obtains as a result of the audit shall be subject to Clause 16.1.
11Representations, Warranties and Undertakings
11.1Representations and Warranties
11.1.1Each Party represents and warrants upon the Effective Date of this Agreement that:
(i)it is duly established and validly existing under the laws of its place of incorporation and that it has the power and authority to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of this Agreement and the transaction contemplated herein;
(ii)this Agreement is executed by a duly authorised representative of that Party;
(iii)it is in material compliance with all applicable statutes, regulations, directives and requirements of any governmental entity;
(iv)once duly executed, this Agreement will constitute its legal, valid and binding obligations; and
(v)the entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not have any material conflict with (i) any law or regulation, or judicial or official order, applicable to it; (ii) its constitutional documents; or (iii) any agreement or instrument binding upon it or its assets.

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11.1.2Novavax further represents and warrants upon the Effective Date of this Agreement that:
(i)it is not under any obligation, contractual or otherwise, to any Person or third party in respect of the COVAX Doses contemplated to be procured in connection with this Agreement or that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the complete fulfilment of its obligations under this Agreement;
(ii)it is not subject to a Solvency-Related Event nor is it likely to be subject to a Solvency-Related Event in the near future;
(iii)it has the requisite rights to manufacture and supply the Vaccine in accordance with the terms of this Agreement; and
(iv)to the best of its knowledge, the manufacture and sale of the COVAX Doses is in accordance with this Agreement and will not infringe any third party Intellectual Property Rights.
11.1.3Except for those representations, warranties and covenants expressly set forth in this Clause 11.1, to the fullest extent not prohibited by applicable law, Novavax expressly disclaims all other representations, warranties and covenants of any kind, whether express or implied, written or oral, by fact or law, including any implied representations, warranties and covenants of merchantability, fitness for a particular purpose, satisfactory quality, non-infringement and any representations or warranties or conditions or guarantees arising from statute, course of dealing or usage of trade. Further, the Parties hereby acknowledge and agree that nothing contained in this Agreement shall be construed as a warranty, either express or implied, that Novavax will obtain a positive clinical outcome or that the product will receive regulatory approval.
11.2Novavax Undertakings
During the Term of this Agreement, Novavax undertakes to:
11.2.1notify Gavi [***] if it becomes aware that any actions are likely or have already been taken by the government of any country in which Novavax shall perform activities to procure COVAX Doses that may adversely affect Novavax’s commitments under this Agreement. For clarity, such government actions may relate, for example, to the exercise of eminent domain or sovereign rights over Vaccine doses contemplated to be procured as COVAX Doses under this Agreement;

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11.2.2comply with the laws and regulations that are applicable to its activities and operations under this Agreement;
11.2.3inform Gavi of any [***];
11.2.4not knowingly prevent or hinder, or otherwise intentionally cause the failure of, through any act or omission, SII from entering into the Covovax APA or from performing its obligations under the Covovax APA or the SII Procurement Prepayment Agreement. The foregoing undertaking shall not prevent or limit Novavax from: (a) exercising its rights under, or enforcing the terms of, the SII License or any other agreement it has with SII, in each case to the extent SII is in actual, or has threatened, breach of such agreement(s); or (b) entering into agreements with third parties and exercising its rights under, or enforcing the terms of, such third party agreements, to the extent such actions are in connection with its legitimate business interests and not for the purpose of breaching the foregoing undertaking;
11.2.5inform Gavi of any [***]; and
11.2.6keep Gavi informed of the supply of CFN Vaccine pursuant to its supply agreements with third parties pursuant to Clause 4.8.
12Liability, Insurance, Indemnification
12.1Liability
With the exception of cases of [***] or otherwise for losses that cannot be excluded or limited at law:
12.1.1neither Party shall be liable to the other or to any third party, whether in contract (including under any indemnity), in tort (including negligence), under any statute or otherwise under or in connection with this Agreement for or in respect of any:
(i)[***]; or
(ii)[***];
12.1.2[***] total aggregate liability under this Agreement shall be limited to [***]; and
12.1.3without prejudice to [***], [***] total aggregate liability under this Agreement shall be limited to [***].
12.2Insurance
During the Term and for a period of not less than [***] following the Expiry or Termination of this Agreement, Novavax and its Affiliates shall procure and

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maintain, either through a third party insurer or through self-insurance, a liability insurance (which shall include products liability), with a limit of not less than USD [***] per occurrence and per year. All deductibles for such insurance policies shall be assumed by Novavax.
12.3Indemnification
12.3.1[***]. Novavax and Gavi have agreed a [***]
12.3.2Novavax shall not, and shall ensure that the other members of Novavax’s Group shall not, bring any claim against Gavi nor any of the COVAX Partners in respect of any Losses arising out of or in connection with the administration or use of the Vaccine. Novavax shall indemnify Gavi and any of the COVAX Partners for any Losses suffered by them as a result of breach of this Clause 12.3.2.
12.3.3Gavi shall inform [***] that it has agreed [***] with Novavax and that, subject to Clause 12.3.5, such [***].
12.3.4Subject to Clause 12.3.5, Gavi shall inform [***]
12.3.5Where a COVAX Participant has entered into a bilateral arrangement with Novavax for the purchase of the Vaccine, Novavax shall, at the relevant COVAX Participant’s option, provide to such COVAX Participant the Vaccine doses it has been allocated pursuant to the COVAX Facility on the same terms as the [***].
13Term and Termination
13.1Term
The term of this Agreement shall commence on the Effective Date and shall continue until the later of: (i) the expiry of the Delivery Period; or (ii) thirty (30) days after the date on which Binding Purchase Orders have been placed for all COVAX Doses or the final Balancing Payment has been made (the “Term”), unless terminated earlier in accordance with this Clause 13.
13.2Termination Rights
13.2.1Either Party (the “Terminating Party”) shall be entitled to terminate this Agreement at any time and with immediate effect by giving notice in writing to the other Party:
(i)in the event of a material breach by the other Party of any of its material obligations under this Agreement, provided that: (i) the material breach is not capable of remedy; or (ii) the Party being in material breach of its obligations fails to [***] within [***] or to

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[***] within [***] after being given written notice by the Terminating Party requiring such remedy;
(ii)if a Solvency-Related Event occurs in respect of the other Party; or
(iii)notwithstanding Clause 15, in the event that a Force Majeure Event continues for a period of at least [***] resulting in a non-performance or delay of the other Party’s performance under this Agreement due to the Force Majeure Event.
13.2.2Gavi shall be entitled to terminate this Agreement at any time and with immediate effect by giving notice in writing to Novavax in the following circumstances:
(i)if the Purchase Condition is not satisfied by 31 December 2021;
(ii)if all Novavax Doses are not delivered to COVAX Buyers by 31 December 2022;
(iii)if Novavax withdraws any Emergency Use Authorisation or Regulatory Approval (or any application for Emergency Use Authorisation or Regulatory Approval), or if Novavax’s Emergency Use Authorisation or Regulatory Approval is revoked, or materially changed;
(iv)if Novavax ceases the manufacturing of Vaccine due to material safety, regulatory or ethical issues and does not restart such activity within [***];
(v)if there is a Supply Failure that cannot be remedied by the Remedial Plan in the timeline specified in Clause 7.2.3;
(vi)if Novavax is in breach of its obligations pursuant to Clause 7.1, provided that if the Parties disagree whether Novavax has used best endeavours or Commercially Reasonable Endeavours (as applicable), this shall be determined by an Expert pursuant to Clause 14.2;
(vii)if Novavax is in breach of its obligations pursuant to Clause 4;
(viii)if an audit conducted pursuant to Clause 10 has confirmed a Misuse of Funds or Prohibited Practice; or
(ix)if it has been established by a final judgment or a final administrative decision that Novavax has been guilty of a Prohibited Practice, involvement in a criminal organisation, money laundering or terrorist financing, terrorist related offences, child labour or other forms of trafficking in human beings or circumventing fiscal, social or any

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other applicable legal obligations, including through the creation of an entity for this purpose.
13.2.3If a Party, in good faith, considers the conditions of a Stop Criterion to be met, it shall notify the other Party thereof (the “Safety Notice”).
(i)Following the submission of the Safety Notice, and upon the written request of the other Party, the Parties shall confer within a period of [***] (the “Consultation Period”) to review and discuss the existence of a Stop Criterion.
(ii)If the Parties, after expiry of the Consultation Period, disagree on the existence of a Stop Criterion, an Expert shall determine pursuant to Clause 14.2 whether the conditions of a Stop Criterion are met.
(iii)Within [***] after the Parties have reached agreement on the existence of a Stop Criterion or the Expert determination was rendered confirming the existence of a Stop Criterion, Gavi shall be entitled to terminate this Agreement [***] by giving notice in writing to Novavax.
13.3Effects of Expiry and Termination
13.3.1Where Gavi terminates this Agreement pursuant to Clause 13.2, Novavax shall promptly refund Gavi any portion of the Advance Payment Amount which has not already been credited against the Purchase Price for a Binding Purchase Order placed by a COVAX Buyer.
13.3.2Expiry or Termination of this Agreement shall not release either Party from any commitment under this Agreement or any liability that, at the Termination Effective Date, has already accrued to the other Party, or release Novavax from any obligations under a Supply Agreement.
13.3.3Subject to Clause 13.3.2, the Parties acknowledge and agree that the Parties’ rights and obligations under this Agreement shall terminate conclusively from and after the Termination Effective Date. For clarity, in the event of a Termination by Gavi under Clause 13.2.1 or Clause 13.2.2 of this Agreement, Gavi shall not be obliged to make any Balancing Payments for Remaining Doses.
13.3.4A Party shall not be entitled to any compensation for any loss, damage, liability or expense incurred as a result of the proper exercise by the other Party of any right to terminate this Agreement.

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13.4Survival of Clauses
Any other term of this Agreement by its nature intended to survive Termination of this Agreement survives Termination of this Agreement, including this Clause 13.4 (Survival of Clauses) and Clauses 3 (Vaccine Variation), 4.4 (Novavax Supply), 7.2 (Delivery, Variance, Short Supply), 8.2 (Fulfilment of Gavi Obligations), 9 (Provision of Information), 10 (Audit), 12 (Liability, Insurance, Indemnification), 13.3 (Effects of Expiry and Termination), 13.5 (Public Health License), 14 (Disputes, Arbitration, Expert Determination), and 16 (General).
13.5Public Health License
Without prejudice to Clauses 13.1 to 13.4, in the event of a material breach by Novavax of any of its material obligations under this Agreement, provided that (i) the material breach is not capable of remedy; or (ii) the material breach is not remedied within [***] after being given written notice by Gavi requiring such remedy, such breach shall constitute a ‘Public Health License Trigger’ pursuant to clause 13.5(c) of the CEPI Funding Agreement. CEPI shall have the benefit of and may in its own right enforce the provisions of this Clause subject to, and in accordance with, the Contracts (Rights of Third Parties) Act 1999, and shall be entitled to exercise its rights under clause 13 of the CEPI Funding Agreement, provided the additional conditions set out in clauses 13.4(a) and (b) therein are also met.
14Disputes, Arbitration, Expert Determination
14.1Subject to Clause 14.2, all disputes arising out of or in connection with this Agreement, including disputes as to its conclusion, validity, existence, binding effect, amendment and termination, including a dispute as to the validity and existence of this Clause 14.1, which cannot be resolved by the CEOs of the Parties within [***] after notice of such dispute is first given by a Party to the other Party, shall be resolved by arbitration, in accordance with the [***] (the [***]) (the [***]). The number of arbitrators shall be [***], [***] appointed by or on behalf of each Party and the [***] arbitrator, who shall act as president of the tribunal, shall be appointed by the [***] arbitrators appointed by or on behalf of the Parties. If the [***] arbitrator is not chosen and nominated to the [***] for appointment within [***] of the date of confirmation of the later of the [***] party-appointed arbitrators to be confirmed by the [***], he/she shall be chosen by the [***]. No arbitrator shall be of the same nationality as any Party. The tribunal shall draw up, and submit to the Parties for signature, the terms of reference within [***] of receiving the file. The terms of reference shall not include a list of issues to be determined. The seat (or legal place) shall be in [***]. The language of the arbitration shall be English. The Parties agree to be bound by any award made by the tribunal. The Parties further agree to comply with any orders (including interim

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orders) in accordance with the terms of such orders. The Parties waive their right to any form of appeal, review or recourse to any state court or other legal authority, insofar as such waiver shall not be prohibited under any applicable law. For the avoidance of doubt, the Parties do not agree to opt out of the [***] (as defined in the [***]). The Parties undertake to fully comply with any order rendered by the emergency arbitrator in accordance with the terms of such order, to the extent that such order is not terminated or annulled by the emergency arbitrator or by the tribunal.
14.2Where this Agreement refers to a determination by an Expert, the Parties shall, within [***] of either Party serving details of a suggested expert on the other, agree the identity of the Expert and the proposed terms of his or her appointment.
14.2.1If the Parties are unable to agree the identity and/or terms of his or her appointment within that period, either Party shall be entitled to request the [***] to appoint a suitable Expert and for the [***] to agree with the Expert the terms of his or her appointment.
14.2.2The Parties shall be entitled to make submissions to the Expert. The Parties shall promptly provide to the Expert (imposing appropriate obligations of confidence with regard to third parties) all information reasonably requested by the Expert relating to the particular dispute.
14.2.3The Parties shall require the Expert to prepare a written decision and to give notice (including a copy) of the decision to the Parties within a [***] of the matter being referred to the Expert (or such shorter time as the Parties may agree), and the Parties shall provide all reasonable co-operation to the Expert to achieve this objective.
14.2.4The Expert will act as an Expert and not as an arbitrator and his or her decision will, except in the case of fraud, be final and binding on the Parties. Each Party will bear its own costs, [***]. All matters concerning the process and results of the determination by the Expert shall be kept confidential among the Parties and the Expert and shall be deemed Confidential Information hereunder.
15Force Majeure
15.1Failure or Delay in Performance
No Party shall be liable to the other for any failure to comply with this Agreement to the extent such failure is due to any causes that are beyond its reasonable control, including natural disasters, epidemics and pandemics (but excluding those in existence at the date of this Agreement), fire, flood, severe storm, earthquake, civil disturbances, riot, war (whether or not declared) and acts of terrorism, where such

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events are beyond the reasonable control of either Party (each a “Force Majeure Event”). The Parties acknowledge and agree that the pandemic declared in respect of SARS-CoV-2 shall not be a Force Majeure Event, with the exception that an act or order of government issued in response to this pandemic, or a material worsening of the pandemic, in each case to the extent it could not have been reasonably foreseen or planned for, may nevertheless constitute a Force Majeure Event.
15.2Notification and Mitigation
In the event of a Force Majeure Event, the Party prevented from complying with this Agreement shall promptly give notice to the other Party and shall use Commercially Reasonable Endeavours to mitigate the consequences of the Force Majeure Event.
15.3Suspension, Cancellation, Termination
In the event the delay continues for a period of at least [***], the Party affected by the other Party’s non-performance or delay may elect to:
15.3.1suspend performance or extend the time for performance for the duration of the Force Majeure Event;
15.3.2cancel all or part of the unperformed part of this Agreement; or
15.3.3terminate this Agreement in accordance with Clause 13.2.1(iii).
16General
16.1Confidentiality
16.1.1Each Party shall treat as strictly confidential and not disclose or use any Confidential Information, including this Agreement and its terms, unless the disclosing Party has given prior written approval to the disclosure or use.
16.1.2The provisions of Clause 16.1.1 shall not prohibit disclosure or use of Confidential Information if and to the extent:
(i)necessary for the performance of either Party’s obligations under this Agreement;
(ii)that Gavi discloses to:
(a)[***]
(b)[***]
(c)[***]
(d)[***]

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(e)[***]
(f)[***]
(g)[***]
(h)[***]
(i)[***]
(iii)that Novavax discloses to [***]
(a)[***]
(b)[***]
(iv)in the reasonable opinion of the receiving Party’s counsel, is required by law (including the rules of any stock exchange) or a valid order of a court of competent jurisdiction or for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;
(v)the disclosure is required to fulfil reporting obligations to financial institutions providing funding relating to this Agreement;
(vi)the disclosure is made to a tax authority in connection with the tax affairs of the disclosing Party;
(vii)the disclosure is to the professional advisers or experts of a Party (including a Party’s insurers, financial advisors or any Auditor) and those advisers are subject to confidentiality obligations broadly equivalent to those set out in this Clause 16.1 (Confidentiality);
(viii)it becomes publicly available other than as a result of a breach of an obligation of confidentiality; or
(ix)the information is already in the possession of that Party and is not subject to an obligation of confidentiality or a restriction on use.
16.2Intellectual Property
No rights or obligations in respect of a Party’s Intellectual Property Rights are granted, or are implied to be granted, to the other Party by this Agreement. In particular, Novavax will be the sole owners of all Intellectual Property Rights generated during the development, manufacture and supply of the Vaccine or otherwise related to the Vaccine, and nothing in this Agreement shall affect Novavax’s ownership of such rights.

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16.3Press Release
Each Party may issue press releases on Gavi’s advance purchase commitment and the Parties’ related collaboration according to this Agreement. The Parties shall discuss and align the form and content of such press releases and a Party shall not make or authorise a press release or other public statement relating to the collaboration of the Parties or the terms of this Agreement unless it has the prior written approval of the other Party. The Parties agree that after a disclosure pursuant to this Clause, whether it be issuance of a press release or other public announcement pursuant to this Clause that has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval, so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.
16.4Assignment
Neither Party may assign its rights and obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. [***].
16.5Third Party Rights
A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement except for CEPI in respect of Clause 13.5 only.
16.6Specific Performance
[***]
16.7Compliance
The Parties shall and shall cause their Affiliates to abide by all applicable laws and to ensure compliance with all applicable laws in relation to the matters set out in this Agreement.
16.8Costs
Each Party shall bear its own costs arising out of the negotiation, preparation and execution of this Agreement.
16.9Several Obligations
Neither Party to this Agreement is responsible for the obligations of the other Party to this Agreement. The rights and obligations of each Party under or in connection with this Agreement are separate and independent.

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16.10Relationship of the Parties
Neither Party shall by reason of this Agreement be empowered to act as agent for the other Party or to pledge the credit of the other Party. Neither Party shall be held liable for or incur liability in respect of the acts or defaults of the other Party.
16.11Entire Agreement
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement. Each Party confirms that, with respect to the subject matter of this Agreement, it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.
16.12Construction
Except where the context requires otherwise, whenever used, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. The terms “hereof” or “herein” or any variation are intended to apply to this Agreement as a whole. The references to any applicable law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor applicable law, rule or regulation thereof. The word the word “will” shall be construed to have the same meaning and effect as the word “shall”.
16.13Amendment
No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it.
16.14Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement. The Parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via email shall have the same

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legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each Party hereby waives any right to raise any defence or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.
16.15Notice
16.15.1Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if hand delivered or sent by an internationally recognized overnight delivery service, costs prepaid, addressed to the applicable Party at its address first set forth above (or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Clause 16.15.1), and sent to the attention of [***], Novavax, Inc., 21 Firstfield Road, Gaithersburg, MD 20878 (with respect to Novavax), or to Office of the COVAX Facility, Attn: [***], Global Health Campus, Chemin du Pommier 40, 1218 Grand-Saconnex, Geneva, Switzerland (with respect to Gavi). A copy of the communication shall also be emailed to Novavax at [***], or to Gavi at [***]. Such notice shall be deemed to have been given as of the date delivered by hand, or on the [***] after deposit with an internationally recognized overnight delivery service, whichever is the earlier.
16.15.2The Parties agree to send CEPI a copy of all communications in relation to any breach (or alleged breach) of the terms of this Agreement at [***] and, for the avoidance of doubt, such notice shall not be deemed valid notice to the other Party unless it is also provided in accordance with Clause 16.15.1.
16.16Invalidity
16.16.1If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.
16.16.2To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 16.16.1 (Invalidity) then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 16.16.1 (Invalidity), not be affected.

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16.17Waiver
A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth herein.
16.18Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by [***] law.
16.19Binding Effect
This Agreement will be binding upon and will inure to the benefit of Novavax and Gavi, and Novavax’s and the Gavi’s respective successors and permitted assigns.
16.20    English Language
This Agreement is written and shall be executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
[intentionally left blank; signature page to follow]

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In witness whereof this Agreement has been duly executed.

EXECUTED
by THE GAVI ALLIANCE,

By    /s/ Seth Berkley
    Name: Seth Berkley
    Title: Chief Executive Officer
    Date: 03 May 2021

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Schedule 1
Price Tiers and Eligible Country List
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule 1 setting forth the Price Tiers and Eligible Country List has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]
[***]

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Schedule 2
Interim Delivery Schedule
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule 2 setting forth the Interim Delivery Schedule has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

[***]

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Schedule 3
Pricing Tier
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule 3 setting forth the Pricing Tier has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

[***]

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97694998_9

Schedule 4
Supply Terms
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule 4 setting forth the Supply Terms has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

[***]

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Schedule 5
Information Requirements
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule 5 setting forth the Information Requirements has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

[***]

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Schedule 6
[***] Indemnity
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule 6 setting forth the Indemnity has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

[***]

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Schedule 7 – [***] Indemnity
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule 7 setting forth the Indemnity has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]
[***]

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Schedule 8
Covovax Schedule
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule 8 setting forth the Covovax Schedule has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

[***]

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